Exhibit 10.10

SEVERANCE AGREEMENT AND GENERAL RELEASE

This AGREEMENT is made as of the 3rd day of July 2017, between Richard J. Hendrix (“Executive”) and FBR Capital Markets & Co. (“FBRC”) and B. Riley & Co., LLC, together with their parent, B. Riley Financial, Inc., (collectively “the Company”).

A.            Reasons for Agreement. Executive is separating from his employment with the Company and Executive and the Company desire to resolve all existing and potential claims, known or unknown, in connection with his employment with the Company.

B.             Termination. Executive’s employment with the Company is being terminated, effective July 3rd, 2017 (“Termination Date”). Nothing in this Agreement affects any rights or claims Executive may have to workers’ compensation benefits.

C.            Agreement. Therefore, in consideration of the mutual promises and commitments herein, and contingent upon execution of this Agreement by both the Company and the Executive and non-revocation of the Agreement by the Executive, Executive and the Company agree as follows:

1.             Special Severance Package. The Company agrees to provide Executive with the following benefits, which are referred to as the “special severance package”:

(a)	FBRC will pay Employee one payment of $500,000.00, less withholdings and deductions, no later than three weeks after a fully executed Agreement has been received by the Company;

(b)	As provided for in Executive’s Employment Agreement, dated February 17, 2017, all unvested incentive equity or equity-based awards held by Executive, including any performance-based cash or equity-based awards that are not intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), shall immediately vest and any timebased forfeiture restrictions on incentive equity or equity-based awards held by Executive shall immediately lapse; and unvested incentive equity or equity-based awards that are intended to qualify as “perfom1ance based compensation” under Section 162(m) of the Code shall vest and be earned only upon achievement of the applicable performance goals or objectives (but disregarding any requirement for the Executive’s continued employment); provided, however, that notwithstanding the foregoing, in the event of a Change in Control, the terms of the applicable plan and award agreements relating to a Change in Control shall apply if such provision is more beneficial to the Executive (with settlement of any such outstanding award that constitutes nonqualified deferred compensation subject to Section 409A of the Code to occur only if such Change in Control is a “change in control event” as defined in Treasury Regulation § 1.409A-3(i)(5));

(c)	FBRC and Executive shall enter into the Consulting Services Agreement, Attachment A to this Agreement, whereby Executive will perform certain Consulting Services on behalf of FBRC.

(d)	During the term of the Consulting Services Agreement and then for another 12 (twelve) months after termination thereof, FBRC will pay on Executive’s behalf, for the Executive and his “qualified beneficiaries” (as defined under COBRA), the full amount of health insurance premiums under COBRA guidelines under the same terms as in effect for similarly situated active employees. For the portion of time, if any, that the Executive is no longer eligible for continued coverage under COBRA, FBRC shall reimburse the health insurance premiums incurred by the Executive under a private health insurance plan that provides substantially similar benefits for the Executive and his qualified beneficiaries and is reasonably acceptable to FBRC. Any reimbursement of premiums is subject to the Executive’s providing FBRC with evidence of continuing coverage under any such private plan. Notwithstanding the foregoing, FBRC shall in no event be required to provide or reimburse the cost of any health care benefits after such time as the Executive becomes entitled to receive group health benefits from another employer’s health care plan.

(e)	Executive agrees to pay outstanding balance on corporate American Express Card by July 15, 2017. If this amount is not paid by said date, Executive agrees that balance will be deducted from the payment outlined in (a) above.

2.            Restrictive Covenants. Notwithstanding the foregoing, Executive will be subject to restrictive covenants, detailed below, while he is performing services pursuant to his Consulting Agreement detailed in Attachment A to this Agreement and for a period of 12 months after the Consulting Services Agreement is terminated.

(a)	Non-Solicitation of Clients. During the period Executive is performing Consulting Services and for a period of 12 months after the Consulting Services Agreement is terminated, Executive shall not, directly or indirectly, recruit, solicit or otherwise induce or influence any proprietor, partner, shareholder, member, director, manager, officer, employee, agent, joint venture, or any other person that (i) has a business relationship with the Company and with whom Executive had access to proprietary information about or had contact with in connection with Executive’s employment or in connection with Executive’s Consulting Services, or (ii) had a business relationship with the Company at any time within the twelve-month period preceding the termination of Consulting Services and with whom Executive had access to proprietary information about or had contact with in connection with Executive’s employment or Consulting Services, to discontinue, reduce or modify such business relationship with the Company. A “business relationship” is not limited to any person or entity with which the Company has a contractual relationship, but also includes, for purposes of this Agreement, any person or entity with which anyone at the Company has had substantial contact with for purposes of securing a contractual relationship with such person or entity.

(b)	Non-Solicitation of Employees. During the period Executive is performing Consulting Services and for a period of 12 months after the Consulting Services Agreement is terminated, Executive agrees that Executive will not, directly or indirectly, employ, solicit for employment as an employee or engagement as an independent contractor the services of any person who is then an employee of the Company. Further, during such period, Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of the Company or any of its affiliates to cease their relationship with the Company or any of its affiliates for any reason.

3.            General Release. In consideration of the special severance package, Executive waives, releases and forever acquits and discharges FBR and its affiliates, principals, directors, officers, Executives and representatives, past, present and future, and each of them from any and all claims, known or unknown, which Executive has ever had or which Executive has now, including, but not limited to, any claims of wrongful discharge, breach of contract, tort claims, any discrimination or other claims under Title VII of the Civil Rights Act of 1964, as amended, the Executive Retirement Income Security Act, the Fair Labor Standards Act, or any other federal, state or local law relating to employment (including without limitation all claims arising under laws or regulations prohibiting employment discrimination based upon age, race, sex, religion, handicap, national origin, or any other protected characteristics), including Executive benefits, severance pay, bonuses, vacation pay or the termination of employment, or any other claims arising out of or relating to Executive’s employment, including any claims based on Executive’s Employment Agreement, dated February 17,2017 or the termination of Executive’s employment, with the Company.

Executive also agrees that Executive 1s waiving any and all rights or claims that Executive may have under the Age Discrimination in Employment Act (“ADEA’’). Executive agrees that Executive’s waiver of any ADEA claims is knowing and voluntary, and understands that Executive is forever releasing all such claims. Executive may, if desired, have a period of forty-five (45) calendar days to consider whether or not to sign this Agreement. Executive acknowledges that, prior to the execution of this Agreement, Executive has had the opportunity to consult with an attorney concerning Executive’s release of claims under the ADEA. Executive may revoke this Agreement within a period of seven (7) calendar days following the execution of this Agreement.

Executive agrees that Executive’s waiver of these claims is knowing and voluntary, and understands that Executive is forever releasing such claims. Executive understands that Executive’s waiver does not apply to any rights or claims that may arise after the effective date of this Agreement. In addition, Executive understands that Executive’s waiver does not apply to: (i) any right to indemnification under the Company’s certificate of incorporation and/or bylaws; (ii) any rights to continued coverage under the Company’s directors and officers liability insurance; (iii) any rights to the receipt of employee benefits (other than severance benefits) which vested on or prior to the date of this waiver; and (iv) the right to compensation, benefits, consideration and rights provided to Executive under this Agreement or under the Executive’s Consulting Service Agreement.

Executive acknowledges that Executive has signed this Agreement in exchange for adequate and valuable consideration that is in addition to anything of value that Executive is entitled to receive from FBR absent this Agreement.

Executive acknowledges that, prior to the execution of this Agreement, Executive has had the opportunity to consult with an attorney concerning this release of claims.

4.         No Admission. The Company has entered into this Agreement solely for the purpose of maintaining an amicable and cooperative relationship with Executive and in recognition of Executive’s service with the Company. Executive agrees that this Agreement is not to be construed as an admission of liability of any kind by the Company or its affiliates, principals, directors, officers, Executives and representatives.

5.          Non-Disparagement. Executive agrees that Executive will not, directly or indirectly, engage in any conduct that involves the maligning or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, remarks, and/or negative reports or comments) which are disparaging, deleterious, or damaging to the integrity, reputation, or good will of the Company, or any of its officers or any of its Executives. Executive understands and agrees that any such statements or remarks w1ll result in the termination of the Company’s obligations under this Agreement pursuant to Section 11 of this Agreement.

The Company agrees that it will not, directly or indirectly, engage in any actions or conduct that involve the publishing of (or which may cause the publishing of) any written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, remarks, and/or negative reports or comments) which malign or are disparaging, deleterious, or damaging to the integrity, reputation, or good will of Executive; provided, however, that the Company’s agreement to this non-disparagement clause shall be limited to official statements issued by the Company as a corporate entity, and statements of officers of the Company in their official capacity as a representative of the Company.

6.          Cooperation. Executive agrees that Executive will cooperate with and assist the Company m the defense of any legal or administrative action(s) against the Company and will not require the Company to obtain valid legal process, but rather will be reasonably available to the Company for interviews, depositions and trial testimony if requested by the Company. Out of pocket costs, such as transportation will be reimbursed by the Company. In the event that Executive is requested by the Company to appear as a witness in any action against the Company, the Company agrees to promptly reimburse Executive for Executive’s time in appearing and preparing to appear as a witness, not to exceed $250/hour.

7.       The Company Documents and Information.

(a) Upon the termination of Executive’s Consulting Service Agreement, Executive will immediately (i) return to the Company all documents, records, notebooks, computer diskettes and tapes and anything else containing the Company’s Confidential Information (as defined below), (ii) delete from any non-Company computer or other electronic storage medium under Executive’s control, any and all of the Company’s proprietary or Confidential Information; (iii) not access, interfere with or otherwise interact with any of the Company’s information technology, or communications systems.

(b) After the date hereof, and notwithstanding Executive’s termination, Executive w1ll continue to maintain as confidential and not disclose to any other person any of the Company’s Confidential Information.

(c) Executive represents and warrants that Executive has not transferred and will not transfer by any means to anyone any of the Company’s Confidential Information, except as was permitted in the course of Executive’s employment by the Company and/or is permitted in the course of performing Consulting Services for legitimate business purposes.

(d) As used herein, “Confidential Information” shall mean any information which the Company has sought to maintain as non-public information that pertains to the Company’s business and the business of its affiliates (as used in this paragraph, “the Company” shall be deemed to include all of its affiliates) including, without limitation: (i) information disclosed by the Company to Executive and information developed or learned by Executive during the course of or as a result of employment with the Company; and (ii) information, agreements and other documents concerning the Company’s methods of doing business; the Company’s actual and potential clients, transactions and suppliers (including the Company’s terms, conditions and other business arrangements with them); client or potential client or transaction lists; advertising, marketing and business plans and strategies; profit margins; goals, objectives and projections; compilations, analyses and projections regarding the Company or any of the Company’s clients or potential clients or their businesses; files; trade secrets; salary, staffing, compensation, employment and severance information; financial information; existing and planned product lines; client and other information received by the Company subject to nondisclosure or confidentiality agreements; and “know-how,” techniques or any technical information not of a published nature. Confidential Information does not include information that is or becomes, generally available to the public, other than as a direct result of a breach of this Agreement.

(e) Executive understands and agrees that any material breach of this provision is a material breach of this Agreement and will result in the termination of the Company’s obligations under this Agreement pursuant to Section 11 of this Agreement.

8.       Severability. If any portions of this Agreement are void or deemed unenforceable for any reason, the remaining portions shall survive and remain in effect.

9.       Voluntary Agreement. Executive acknowledges that Executive has read the terms of this Agreement and understands that while it provides certain benefits to the Executive, it also has the effect of releasing and waiving rights available to the Executive. Executive acknowledges that Executive has been given a reasonable period of time within which to consider this Agreement, and that Executive has had the opportunity to consult with counsel prior to executing this Agreement. Executive acknowledges that Executive is executing this Agreement voluntarily, free from duress, undue pressure or influence, harassment or intimidation. Executive acknowledges that the Agreement represents an important legal and binding Agreement and Executive enters it voluntarily and w1th full knowledge of its intent and terms. Executive further acknowledges that this Agreement is clear and unambiguous.

10.     Severance Benefits Contingent. Executive and the Company acknowledge that receipt of any severance benefits is expressly contingent upon Executive signing this Agreement and not materially breaching any of the terms of this Agreement. Executive expressly acknowledges that Executive’s failure to sign this Agreement precludes him from receiving any severance benefits.

11.     Material Breach by Executive. In the event of any material breach by Executive of any of the terms of this Agreement, the Company shall, immediately and without notice, be relieved of any further obligation hereunder, without prejudice to the Company’s other rights and remedies. Executive further acknowledges and agrees that money damages would not be a sufficient remedy for any material breach of this Agreement, and that the Company will be entitled to specific performance and injunctive relief as non-exclusive remedies for any such material breach, in addition to the Company’s other remedies available at law or in and equity.

12.     Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning the Executive’s employment and separation from employment and the other subject matters addressed herein between the parties. This agreement supersedes and replaces all prior agreements, whether written or oral, concerning the subject matters hereof. Executive acknowledges that there are no understandings, promises or representations other than those specifically set forth in this Agreement.

13.     Indemnity Regarding Assignment of Claims. Executive represents and warrants that Executive has not heretofore assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever any of the released claims. Executive agrees to indemnify and hold harmless the Company and its agents, heirs, executors, and assigns against any claim, demand, debt, obligation, liability, cost, expense, right of action, or cause of action based on, arising out of, or in connection with any such transfer or assignment or purported transfer or assignment.

14.     Captions. Any captions to the paragraphs of this Agreement are solely for the convenience of the parties; neither they nor the title of the Agreement are to be construed as in any way as modifying the provisions themselves.

15.     Governing Law; Waiver of Jury Trial. This Agreement shall be governed by the laws of the Commonwealth of Virginia applicable to contracts made and to be performed therein. Any dispute arising hereunder shall be brought in a court in Virginia. THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY SUCH DISPUTE.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains and hereby executes it voluntarily and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES

A RELEASE OF KNOWN AND UNKNOWN CLAIMS

RICHARD J. HENDRIX		B. RILEY FINANCIAL INC

By:	/s/ Richard J. Hendrix	By:	/s/ Thomas J. Kelleher
Name:	Richard J. Hendrix	Name:	Thomas J. Kelleher
Title:		Title:
Date:	7/3/17	Date:	7/3/2017

FBR CAPITAL MARKETS & CO.		B. RILEY & CO., LLC

By:	/s/ Thomas J. Kelleher	By:	/s/ Thomas J. Kelleher
Name:	Thomas J. Kelleher	Name:	Thomas J. Kelleher
Title:		Title:
Date:	7/3/2017	Date:	7/3/2017